UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 24, 2010

Date of Report (Date of earliest event reported)

LASERCARD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-06377	77-0176309
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1875 North Shoreline Boulevard

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 969-4428

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant.

As previously disclosed, on December 20, 2010, LaserCard Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ASSA ABLOY Inc., an Oregon corporation (“Parent”), and American Alligator Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), pursuant to which, Purchaser commenced a cash tender offer on December 22, 2010 to acquire all of the issued and outstanding shares of the Company’s common stock, par value $0.01 per share (the “Shares”) at a price of $6.25 per Share, net to the holder thereof in cash, without interest and subject to any applicable withholding taxes (such amount the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 22, 2010 (as amended or supplemented, the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the “Offer”).

Following the expiration of the initial offering period of the Offer at 12:00 midnight, New York City time, at the end of Friday, January 21, 2011, a total of 7,562,610 Shares were validly tendered pursuant to the Offer and not withdrawn (including 352,072 Shares delivered through notices of guaranteed delivery), representing approximately 61% of the outstanding Shares of the Company. Purchaser has accepted for payment all Shares validly tendered and not withdrawn, in accordance with the terms of the Offer (the “Acceptance”). Shares validly tendered in satisfaction of guaranteed delivery procedures will also be accepted for payment. Based on the per Share consideration of $6.25 and the number of Shares validly tendered and accepted for payment (including Shares tendered by notice of guaranteed delivery) at the expiration of the Offer, as of January 24, 2011, the value of the Shares purchased by Purchaser in connection with the Offer upon the Acceptance was approximately $47.3 million. The funds used to purchase the Shares were provided by Parent from cash on hand. Upon the Acceptance, Purchaser became a majority stockholder of the Company.

In addition, as more fully described in the Merger Agreement, following the Acceptance, Purchaser is entitled to designate such number of directors (rounded up to the next whole number) of the board of the Company (the “Board”) that would give Purchaser representation on the Board and Board committees that equals to its percentage of beneficial ownership of the Company and the Company has agreed to facilitate this right, including through appointing Purchaser’s nominees, causing current directors to resign and increasing the size of the Board. Notwithstanding the foregoing, at least two current directors who are not officers of the Company shall remain on the Board at all times.

Purchaser has commenced a subsequent offering period to acquire all of the remaining untendered Shares. This subsequent offering period will expire at 5:00 p.m., New York City time, on January 27, 2011, unless extended. However, as a result of its purchase of Shares upon the Acceptance, Purchaser has sufficient voting power to approve the merger of the Company and Purchaser without the affirmative vote of any other stockholder of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LASERCARD CORPORATION

Dated: January 24, 2010	By:	/s/ Robert. T. DeVincenzi
Robert. T. DeVincenzi Chief Executive Officer